UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

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FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 9, 2008
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Procera Networks, Inc.
(Exact name of Registrant as specified in its charter)

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Nevada	000-49862	33-0974674
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Cooper Court, Los Gatos, CA	95032
(Address of principal executive offices)	(Zip Code)

 (408) 354-7200
(Registrant’s telephone number, including area code)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 9, 2008, Procera Networks, Inc. (the “Company”) announced that effective February 11, 2008, the Board of Directors appointed James F. Brear as the Chief Executive Officer and President of the Company, and as a member of the Company’s Board of Directors.  Mr. Brear succeeds Thomas H. Williams who had served as the Company’s Interim Chief Executive Officer since November 2, 2007.  Mr. Williams will continue to serve as the Company’s Chief Financial Officer, Secretary and a member of the Board of Directors.

Mr. Brear, age 42, most recently  served, from July 2006 to January 2008, as Vice President of Worldwide Sales and Support for Bivio Networks, a maker of deep packet inspection platform technology.  Under his leadership, the company rapidly expanded its worldwide sales presence which in turn closed sales to a number of global Tier 1 service providers, government agencies and four large OEM customers. From April 2004 to July 2004, Mr. Brear served as Vice President of Sales at Foundry Networks, a provider of switching, routing, security, and application traffic management solutions.  From September 2004 to July 2006 Mr. Brear was Vice President of Worldwide Sales for Tasman Networks (acquired by Nortel), a maker of converged WAN solutions for enterprise branch offices and service providers for managed WAN services.  Earlier in his career, Mr. Brear was the Vice President of Worldwide Sales for Force10 Networks from March 2002 to April 2004, during which time the company grew from a pre-revenue start-up  to the industry leader in switch routers for high performance Gigabit and 10 Gigabit Ethernet.  Prior to his service at Force 10, Mr. Brear spent five years with Cisco Systems where he held senior management positions in Europe and North America with responsibility for delivering more than $750M in annual revenues selling into the world’s largest service providers.  Previously, Brear held a variety of sales management positions at both IBM and Sprint Communications.  He holds a Bachelor of Arts degree from the University of California at Berkeley.

On February 11, 2008, the Company entered into an executive employment agreement (the “Employment Agreement”) with Mr. Brear as Chief Executive Officer, President and a member of the Company’s Board of Directors.  Pursuant to the Employment Agreement, Mr. Brear will receive an annual base salary of $240,000, subject to annual review and increases at the discretion of the Board of Directors.  Mr. Brear will receive an initial bonus (the “Initial Bonus”) of 50% of his annual base salary after his first six months of employment with the Company, provided he remains an active employee through that time.  In addition, Mr. Brear is eligible for an annual discretionary performance bonus (the “Annual Bonus”) equal to 80% of his annual base salary as determined by the Board of Directors; provided, however, that for calendar year 2008, the Annual Bonus shall be prorated over the time between the end of the first six months of Mr. Brear’s employment and the end of calendar year 2008.

The Company also expects to grant Mr. Brear an option to purchase 2,250,000 shares of the Company’s common stock, which will vest over four years, with 25% of the shares vesting on the one year anniversary of Mr. Brear’s first day of employment with the Company and the remaining shares vesting in 36 equal monthly installments thereafter.

Under the Employment Agreement, either the Company or Mr. Brear may terminate his employment at any time.  If the Company terminates Mr. Brear’s employment without cause or Mr. Brear terminates his employment with good reason, the Company will be obligated to pay Mr. Brear severance equal to six months at his then current base salary, the maintenance of health insurance coverage for Mr. Brear and his eligible dependents for a period of six months, the full amount of his Initial Bonus if it has not previously been paid, the full amount of any Annual Bonus awarded for the completed calendar preceding termination if not already paid, and a pro-rated Annual Bonus for the calendar year in which his employment terminates.  Finally, if the Company terminates Mr. Brear’s employment without cause or Mr. Brear terminates his employment with good reason within twelve months after a change in control, the unvested portion of any equity awards granted to Mr. Brear prior to his termination will immediately become fully vested.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Procera Networks, Inc.

By:	/s/ David Stepner
Name: David Stepner
Title: Chief Operating Officer

Dated: February 14, 2008